UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 4/A

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   (X) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Cynthia A. Montgomery
        200 Clifton Street
        Belmont, MA  02178

   2.   Issuer Name and Ticker or Trading Symbol:

        Newell Rubbermaid Inc.
        (NWL)

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        5/02

   5.   If Amendment, Date of Original (Month/Year):

        6/3/02, 6/27/02

   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)


   7.   Individual or Joint/Group Filing (Check Applicable Line):

        (X) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person

                            Table I -- Non-Derivative Securities Acquired,
                                  Disposed of, or Beneficially Owned

               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned




                                                                                  5. Amount
                                                                                      of
                                                                                  Securities  6.  Owner-
                                                                                   Benefi-    ship Form:
                   2. Trans-                                                        cially    Direct (D)   7.  Nature of
                    action       3. Trans-          4.  Securities Acquired        Owned at       or          Indirect
     1.  Title of    Date          action                    (A) or              End of Month  Indirect      Beneficial
       Security    (Month /         Code                Disposed of (D)         (Instr. 3 and    (I)         Ownership
      (Instr. 3)   Day/Year)     (Instr. 8)           (Instr. 3, 4 and 5)             4)      (Instr. 4)     (Instr. 4)
      ----------  ----------     ----------           --------------------       -----------  ----------     ----------
                             Code       V       Amount    (A)or(D)      Price
                             ----       --      ------    --------      -----






                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                        9.        10.
                     2.                          5.                                                   Number    Owner-
                   Conver-                     Number                                                   of       ship
                    sion                      of Deriv-                                               Deri-     Form of     11.
                     or                         ative                                                 vative    Deriva-   Nature
           1.       Exer-                      Secur-                          7.                    Securi-     tive     of In-
         Title      cise      3.                ties           6.            Title           8.        ties    Security:  direct
           of       Price   Trans-    4.      Acquired        Date            and          Price     Benefi-    Direct     Bene-
        Deriva-      of     action  Trans-     (A) or     Exercisable      Amount of         of       cially      (D)     ficial
          tive      Deri-    Date   action    Disposed     and Expir-      Underlying     Deriva-    Owned at   or In-    Owner-
         Secur-    vative  (Month/   Code      of (D)        ation         Securities       tive      End of    direct     ship
          ity      Secur-    Day/   (Instr.  (Instr. 3,   Date (Month/     (Instr. 3      Security    Month       (I)     (Instr.
       (Instr. 3)    ity    Year)     8)      4 and 5)     Day/ Year)        and 4)      (Instr. 5) (Instr. 4)(Instr. 4)    4)
       ----------  ------   ------ --------  ----------   ------------     ----------    ---------  ---------- ---------  -------
                                                         Date
                                                         Exer-  Expir-           Amount or
                                                         cis-   ation            Number of
                                   Code  V    (A)   (D)  able    Date    Title    Shares
                                   --------  ----  ----  -----  -----    ----    ---------
     Option(1)      $35.34 5/9/02    A   V   2000        (2)  5/9/02     Common   2000      $35.34   17,000     D
                                                                         Stock









     Explanation of Responses:

        (1)  Amends Forms 4 filed on 6/3/02 and 6/27/02.

        (2)  Options become exercisable in five installments of 20%, beginning 5/9/03.








   SIGNATURE OF REPORTING PERSON:

        Cynthia A. Montgomery


        DATE: July 11, 2002